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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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
         Filed by the Registrant  [ ]
         Filed by a Party other than the Registrant  [X]

         Check the appropriate box:
         [ ] Preliminary Proxy Statement                      [ ] Confidential.  For use of the Commission Only
                                                                  (as permitted by Rule 14a-6(e)(2))

         [ ] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Community Bancshares, Inc.
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                (Name of Registrant as Specified in Its Charter)

                  Stockholders for Integrity and Responsibility
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.
         [ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:


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         (2) Aggregate number of securities to which transaction applies:


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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4) Proposed maximum aggregate value of transaction:


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         (5) Total fee paid:


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         [ ]  Fee paid previously with preliminary materials.

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         [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


         (1) Amount previously paid:


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         (2) Form, Schedule or Registration Statement no.:


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         (3) Filing Party:


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         (4) Date Filed:


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                                [GRAPHIC OMITTED]


Dear Community Bank Stockholder:

We are concerned about the health of Community Bank and know your investment in the bank is also important to you. We believe Kennon Patterson is taking advantage of his position as Chairman of the Board and CEO of Community Bank to line his pockets and those of his family at the expense of shareholders. It's time for a change to preserve your investment.

As a stockholder of the Bank, you will have an opportunity to vote on a number of proposals at the annual meeting scheduled for April 22. These proposals can restore responsible management practices to the bank and preserve your investment. Why are we concerned about the bank's profitability and the poor management practices fostered by Mr. Patterson?

- Community Bank's return on assets is less than half that of banks of similar size. Community Bank's return on assets is below 0.75%, a full 1.25% below the industry average of approximately 2.0%. This is a standard measure of profitability for banks and widely recognized as a sign of how well management uses its resources to earn a profit. Why is it so low?

- Mr. Patterson's salary and bonus were $778,246 in 1998, significantly higher than CEOs of similar institutions. We believe his salary is an outrageous amount for the CEO of a bank whose profitability is less than half that of its peers.

- Mr. Patterson's perks are extensive and are robbing shareholders of a full return on their investment. We believe the Bank pays his country club dues at the exclusive Old Overton Country Club in Birmingham; we believe the Bank also paid $38,000 for a hunting trip to Alaska for Mr. Patterson, his son, and others. Mr. Patterson also drives a $92,100 BMW 750iL that we believe the bank pays for. These perks come out of the profits of the bank and deny the stockholders of higher dividends.


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-        Nepotism is widespread at Community Bank. At least six family members of Mr. Patterson work for the bank and are draining the bank's profits with unreasonably high salaries. The total compensation for the Patterson family members has risen unreasonably. In 1993, the Patterson's received $500,000 in salaries and bonuses; in 1997 they received total payments of more than $2.2 million in salaries, vendor payments, bonuses and Bank-provided perks. This is more than a 40% annual increase in Community Bank's profits paid to the Patterson family. In sharp contrast, Community Bank's net income grew only about 8% per year during the same time.


We know and trust the many fine managers and employees at Community Bank. We want to protect their jobs and protect our investment. Your careful consideration of the proxy material that will be mailed to you in the near future will play an important part in preserving the integrity of Community Bank in the future.

You can be assured that Mr. Patterson will fight the truth in every way possible. Please note that he has all the money in the bank to wage the battle. We are spending our own money because we want to preserve our investment in Community Bank and preserve the Bank for our community. Don't let Mr. Patterson's smooth talk change the facts.

         1) Community Bank's profitability is suffering under Mr. Patterson. He is jeopardizing your investment and the jobs of the Bank's employees.

         2) Mr. Patterson is denying you a fair return on your investment through his high salary and the perks that are lining his pockets at shareholders' expense.

As a stockholder of Community Bank, you have a right to vote at the annual stockholders meeting to stop these practices. We hope you will join us in supporting changes that can improve the Bank's performance and the return on your investment. Vote yes to return integrity and responsibility to the top management of Community Bank.

Sincerely,


/s/ Stockholders
Stockholders for Integrity and Responsibility




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THE SECURITIES AND EXCHANGE COMMISSION REQUIRES THE FOLLOWING
ADDITIONAL INFORMATION:



         Stockholders for Integrity and Responsibility (the "Committee") will be soliciting proxies in connection with the 1999 Annual Meeting of Stockholders of Community Bancshares, Inc. (the "Company") for its nominees for Director and its proposals and against the proposals of the Company. The following stockholders are deemed to be participants in the solicitation of proxies by the Committee as of the date hereof. R. C. Corr, Jr. is deemed to own beneficially (as that term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) 280,356 shares of Common Stock of the Company, which constitutes approximately 6.0% of the outstanding shares of Common Stock. Doris J. Corr is deemed to own beneficially 322,172 shares of Common Stock of the Company, which constitutes 6.9% of the outstanding shares of Common Stock. Bryan A. Corr is deemed to own beneficially 190,205 shares of Common Stock of the Company, which constitutes 4.1% of the outstanding shares of Common Stock. Joan M. Currier is deemed to own beneficially 138,334 shares of Common Stock of the Company, which constitutes 3.0% of the outstanding shares of Common Stock. John David Currier is deemed to own beneficially 7,880 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. Corr, Inc. is deemed to own beneficially 120,000 shares of Common Stock of the Company, which constitutes 2.6% of the outstanding shares of Common Stock. A. Lee Hanson is deemed to own beneficially 73,648 shares of Common Stock of the Company, which constitutes 1.6% of the outstanding shares of Common Stock. Jimmy C. Smith is deemed to own 4,850 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. J. R. Whitlock, Sr. is deemed to own beneficially 6,230 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. William S. Wittmeier, Jr. is deemed to own beneficially 1,260 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. Percentages are determined on the basis of 4,656,847 shares of Common Stock reported by the Company as being outstanding on March 15, 1999.